Exhibit 4.8


                               FORM OF ASSIGNMENT

THIS ASSIGNMENT is signed on February 12, 2004 between:

(1) OPEN JOINT STOCK COMPANY RTC-LEASING (the "Assignor"), located at: 5 Delegatskaya Street, Moscow 127091, Russian Federation, represented by General Director Mikhail Grigorievich Trufanov acting pursuant to the Charter, and

(2) CLOSED JOINT STOCK COMPANY WESTELCOM ("Assignee"), located at: 26, Suschevskiy val, Moscow 127018, Russian Federation, represented by General Director Armen Grantovich Avakian acting pursuant to the Charter

(jointly referred to as the "Parties" and separately, as a "Party").

WHEREAS:

     - The Assignor owns the rights to receive monetary funds from Open Joint Stock Company of Long Distance and International Telecommunications Rostelecom located at: 5, Delegatskaya Street, Moscow 127091, Russian Federation (OJSC Rostelecom), under the Novation Agreement as it defined below;

     - The Assignor desires to transfer to the Assignee, and the Assignee intends to acquire from the Assignor, the rights specified above;

     - Rostelecom has given its consent to the transfer of the specified rights from the Assignor to the Assignee;

     THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS AND CONSTRUCTION

1.1  Definitions

When used in this Assignment, the following terms have the following meanings:

"Assignment Date" means the Business Day following the date on which the term of the Assignment coming into force is met in accordance with Article 6.

"Borrower's Obligations" means Rostelecom's obligations, determined in the Novation Agreement, to pay, on the terms and conditions of the Novation Agreement, the Assignor a sum of money totaling [amount] as well as the interest charged on such amount;

"Business Day" means any day, other than Saturday and Sunday and any other day on which banks in Moscow, Russian Federation, are authorized or obliged to close.

"OJSC Rostelecom" has the meaning defined in the Preamble.

"Novation Agreement" means the Agreement made between OJsC RTC-Leasing and OJSC Rostelecom on 29 January 2004 on novation of the obligations under the Financial Lease Agreement No. [number] dated [date];

"Assignment Notice" means the assignment notice in the form and with contents of
Exhibit 1;

"Assigned Rights" means the rights specified in Article 1.1.

"Assignment Price" has the meaning defined in Article 2.1.

1.2  Construction

In this Assignment, unless its contents directly require otherwise:

(i)   words denoting the singular include the plural and vice versa;

(ii) headings in the text of this Assignment are inserted for convenience of use only and shall not affect the interpretation of this Assignment;

(iii) a reference to an Article, Preamble, Party and Exhibit shall be a reference to a respective Article, Preamble and Party of this Assignment as well as to the Exhibit to this Assignment;

(iv) a reference to a person shall include a reference to an individual, joint stock company, limited liability company, commonwealth, company, partnership, corporation, association or any other corporate entity and any government or municipal authority;

(v) a reference to a person shall also include a reference to the legal and contractual successors to such person.

Article 1.  Assignment

1.1 The Assignor hereby assigns, as from the Assignment Date, to the Assignee all the Assignor's rights with respect to all the Borrower's Obligations, including the right to receive the amount of the principal debt, the right to receive the interest charged as of the date of creation of the Borrower's Obligations (save the interest paid by OJSC Rostelecom by the Assignment Date), the right to receive the interest due to be charged as well as the right to receive a penalty chargeable as a result of OJSC Rostelecom default on the Borrower's Obligations in part or in full.

1.2 The Assignor hereby transfers to Assignee, and the Assignee assumes, the same obligations with respect to Rostelecom which the Assignee would have if it were an initial creditor under the Borrower's Obligations.

1.3 On the Assignment Date, the Assignor shall fully withdraw from the legal relationship which originated from the Novation Agreement, and the Assignee shall enter into such legal relationship and become a creditor under the Borrower's Obligations.

Article 2.  Payments

2.1 For the Assigned Rights, the Assignee undertakes to pay the Assignor [amount] (the "Assignment Price") within thirty (30) Business Days of the Assignment Date.

2.2 The Assignee's obligations on payment of the Assignment Price shall be deemed fulfilled as from the moment when the monetary funds are entered to the correspondent account in the bank specified by the Assignor.

Article 3.  Transfer of documents

     The Assignor undertakes to transfer to the Assignee, within three (3) Business Days of the Assignment Date, an original copy of the Novation Agreement, an original copy of the relevant lease agreement made between the Assignor and OJCS Rostelecom, as well as any other documents, which, in the reasonable opinion of the Assignor, are related to the Borrower's Obligations. As a confirmation of the transfer of the documents specified in this Article 3 above, the Parties shall execute and sign an acknowledgement in the form of Exhibit 2.

Article 4.  Assignment Notice

     The Assignor and Assignee undertake to sign the Assignment Notice within three (3) Business Days of the Assignment Date, and the Assignee undertakes to provide for the transfer of the Assignment Agreement to OJSC Rostelecom.

Article 5.  Liability

     In case of the Assignee's default on its obligations, specified in Article 2.1, in respect of making full and timely payment of the Assignment Price, the Assignor shall be entitled to require the Assignee to pay a late penalty calculated at the rate of zero point zero three percent (0.03%) of the amount of the overdue payment for each day of the delay and the Assignee shall be liable to pay such penalty within ten (10) Business Days following the date of a relevant request. The above penalty shall accrue until the date of the actual making of the payment by the Assignee.

Article 6.  Entry into Force

     This Assignment shall enter into force (i) provided the Assignee shall, not later than one hundred twenty (120) days of the date of signing of this Assignment, have received a preliminary consent of the Ministry of Anti-Monopoly Policy and Support to Entrepreneurship of the Russian Federation to the acquisition of the Assigned Rights, (ii) on the day when the preliminary consent specified above is received.

Article 7.  Notices

     Any notice or any other communication under this Assignment or in connection herewith must be made in writing and delivered either in person or sent by registered mail or tested facsimile communication with confirmation of its receipt at the correct number of the Party which is to receive the notification or communication at its address specified in this
     Article 7 or at any other address specified by such Party in a written notice to the other Party.

     For the Assignor:

     OJSC RTC-LEASING 42, Schepkina Street, bldg. 2A
     Moscow 129110,
     Russian Federation
     Fax: (095) 777-0333
     Attention: General Director

     For the Assignee:

     CJSC Westelcom
     26 Suschevskiy val
     Moscow 127018
     Russian Federation
     Fax: (095) 727-0046
     Attention: General Director

Article 8.  Transfer of Rights and Obligations to Third Parties

     Neither Party is entitled to assign or transfer its rights and obligations under this Assignment to third parties without preliminary written consent of the other Party.

Article 9.  Confidentiality

9.1 Without prejudice to provisions of Article 9.2, each of the Parties within the term of this Assignment undertakes to keep confidentiality in respect of the contents of this Assignment as well as the contents of any information concerning business relations, counterparties, financial and other aspects of the Parties' activities; at that, neither Party is entitled, without preliminary written consent of the other Party, to disclose directly or indirectly the contents of such information in part or in full, other than information disclosed: (i) by virtue of the direct requirements of law or stock exchange regulations and/or (ii) to its officials as well as the employees engaged by the Parties into the execution and performance of this Assignment and/or (iii) to legal and financial consultants providing services to any of the Parties, provided that such consultants must undertake not to disclose the contents of such information to other parties, and/or (iv) becomes generally known for a reason not related to violation of paragraphs (i), (ii) and (iii) set out above.

9.2 Neither of the Parties is entitled to present publicly any reports, make any statements or publish any press releases concerning this Assignment for the general public without preliminary consent of the other Party, which consent shall not be unreasonably withheld. If either of the Parties is unable to receive the other Party's consent to a public report, statement or press-release and such report, statement or press-release are necessary by virtue of law, requirements of governmental bodies, stock exchange regulations or accepted practice for the purposes of performing obligations on disclosure, then such Party shall be entitled to present, make or publish such report, statement or press-release and to promptly send to the other Party a copy of the documents specified above.

Article 10. Force Majeure

10.1 In the event that any of the Parties is unable to perform its obligations under the Assignment for the reason of inception of any event or circumstance beyond of such Party's control, which event or circumstances could not be foreseen as of the date of this Assignment and which include, inter alia, any change of the applicable legislation as well as any action or inaction by governmental authorities, then the term of performance by such Party of its obligations under this Assignment shall be prolonged for a period during which such circumstance or event are in effect.

10.2 Neither of the Parties is entitled to refer to the circumstances or events specified in Article 10.1 above if such Party shall have failed to notify the other Party of such circumstances or events within ten (10) Business Days of the date of inception thereof.

Article 11.  Dispute Resolution

     Should any controversies arise in connection with the performance of obligations under this Assignment, the Parties shall apply their best efforts to resolve the disputes through negotiations. In the event that the Parties are unable to reach a settlement on the subject matter of a dispute within sixty (60) days since the date the negotiations commenced, such dispute shall be referred for resolution to the Arbitrazh Court of the City of Moscow.

Article 12.  Miscellaneous

12.1 Each Party shall independently pay its costs and expenses incurred in connection with the Parties' negotiation, preparation, signing and performance of this Assignment.

12.2 Amendments and supplements to this Assignment shall be legally valid provided they are made in writing and signed by duly authorized representatives of the Parties.

12.3 This Assignment is made in two copies having equal legal force, one copy for each Party.

In witness whereof this Assignment is signed by duly authorized representatives of the Parties on the date first written above:

On behalf of the Assignor                         On behalf of the Assignee

-----------------------------------               ------------------------------
Mikhail Grigorievich Trufanov                     Armen Grantovich Avakian
General Director                                  General Director

-----------------------------------               ------------------------------
Natalia Yevgenievna Kolesnikova                   Ekaterina Mikhailovna Lapshina
Chief Accountant                                  Chief Accountant
Seal                                              Seal

                 Exhibit 1 to the Assignment of 12 February 2004

                            FORM OF ASSIGNMENT NOTICE

OJSC "Rostelecom"
14, 1-ya Tverskaya-Yamskaya
Moscow 125047
Russian Federation
Attention: General Director

                                                               ____________ 2004

Dear Sirs,

We hereby notify you that in accordance with the Assignment between Open Joint Stock Company RTC-Leasing ("RTC-Leasing") and Closed Joint Stock Company Westelcom ("Westelcom"), dated ___________ 2004, RTC-Leasing transferred to
CJSC Westelcom, on __________ 2004 (the "Assignment Date"), all the rights and obligations under the agreement made between OJSC RTC-Leasing and OJSC Rostelecom on 29 January 2004 on novation of obligations under Financial Lease Agreement No. ______, dated __________ ("Novation Agreement"), which created the obligation of OJSC Rostelecom to pay ________ roubles (exclusive of interest).

In this connection, you are obliged, as from the Assignment Date, to perform all the monetary obligations corresponding to RTC-Leasing rights' under the Novation Agreement, in favour of Westelcom.


On behalf of the Assignor                        On behalf of the Assignee

----------------------------                     -------------------------------
General Director                                 General Director
Seal                                             Seal

                 Exhibit 2 to the Assignment of 12 February 2004

                             FORM OF ACKNOWLEDGEMENT
                     OF ACCEPTANCE AND TRANSFER OF DOCUMENTS

City of Moscow                                                 ____________ 2004

OPEN JOINT STOCK COMPANY RTC-LEASING (the "Assignor"), located at: 5 Delegatskaya Street, Moscow 127091, Russian Federation, represented by General Director ____________________ acting pursuant to the Charter, and

CLOSED JOINT STOCK COMPANY WESTELCOM (the "Assignee"), located at: 26 Suschevskiy val, Moscow 127018, Russian Federation, represented by General Director ______________________________ acting pursuant to the Charter,

Pursuant to Article 3 of the Assignment of ___________ 2004, executed this acknowledgment of acceptance and transfer of documents on the following:

The Assignor has transferred, and the Assignee has accepted, the following documents:

(1)
(2)
(3)


On behalf of the Assignor                              On behalf of the Assignee

-------------------------                              -------------------------
-------------------------                              -------------------------
General Director                                       General Director

Seal                                                   Seal